UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 9, 2011
Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 302.734.6799
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On November 9, 2011, the staff (the “Staff”) of the Florida Public Service Commission (“FPSC”) issued their report to the FPSC regarding Florida Public Utilities Company’s (“FPUC”) petition for approval of the acquisition adjustment and recovery of certain regulatory assets. In this same petition, FPU and the Florida division of Chesapeake Utilities Corporation (“Chesapeake” or the “Company”) also requested consolidation of the regulatory filings and records of the two operations.
In its report to the FPSC, the Staff recommended approval of FPUC’s request to amortize the $34,192,493 positive acquisition adjustment over a 30 year period, beginning November 2009. The Staff determined that Chesapeake adequately demonstrated the potential qualitative and quantitative benefits to the customers of the Company and FPU as a result of the acquisition. In making such determination, the Staff considered five pre-defined factors, including: increased quality of service, lower operating costs, increased ability to attract capital for investments, lower overall cost of capital, and more professional and experienced managerial, financial, technical and operations resources.
The Staff also considered Chesapeake’s proposal to amortize the regulatory assets established for transaction and transition costs of $2,207,158 over a five-year period beginning November 2009. The Staff recommended approval of the Company’s proposal.
In regards to the consolidation of filings and records for FPU and Chesapeake’s Florida Division, the Staff recommended that consolidation be delayed until such time as the rates and the tariffs of the two operations are combined.
A copy of the Staff’s recommendation is attached as Exhibit 99.1.
The PSC is scheduled to review this recommendation at its scheduled meeting on November 22, 2011.
Item 9.01 Exhibits.
Exhibit 99.1 — Florida Public Service Commission staff recommendation on Docket No. 110133-GU dated November 9, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

November 15, 2011	By:	Beth W. Cooper Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial
Officer